Exhibit 99.1

Analyst / Investor Contacts
Marty Kittrell
Chief Financial Officer
708-873-3600

Scott Malchow
Investor Relations
708-873-8515

Media Contact
Jackie Granger
Corporate Communications
708-349-5661

Andrew Corporation Reports Record First Quarter Net Sales

•                  Achieved high end of previously revised upward guidance

•                  Record net sales of $411 million increased 19% sequentially and 61% year-over-year

•                  Fourth consecutive quarter of book-to-bill ratio equal to or greater than 1.0 times

•                  Corporate development activity focused on long-term growth strategies

ORLAND PARK, IL, February 2, 2004 – Andrew Corporation (NASDAQ:  ANDW), a global communications systems equipment supplier, today announced results for its first fiscal quarter ended December 31, 2003.  All per share information discussed below is presented on a fully diluted basis.

FIRST QUARTER RESULTS

First quarter net sales were $410.8 million, up 61% from $254.5 million in the year ago quarter and slightly better than prior guidance of $400 million to $410 million in sales.  GAAP net income was $3.8 million or $0.02 per share, compared to $6.1 million or $0.06 per share in the year ago quarter.

First quarter results include intangible amortization of $9.4 million ($0.04 per share), a pre-tax loss of $4.5 million ($0.02 per share) related to the sale of television broadcast assets and pre-tax restructuring charges of $0.7 million.  The year ago first quarter included intangible amortization of $3.7 million ($0.03 per share) and discontinued operations of $0.6 million ($0.01 per share).

“We are pleased to announce first quarter results that met the high end of our previously revised upward guidance,” said Ralph Faison, President and CEO of Andrew Corporation.  “Increased sales, synergies relating to the Allen Telecom acquisition and the initial benefits from our cost savings programs have all had a positive effect on operating leverage, despite an anticipated decline in gross margin.”

The following table is a summary of significant items impacting the comparability of results for the first quarter of fiscal 2004, fourth quarter of fiscal 2003 and first quarter of fiscal 2003 earnings per share amounts:

Summary of Significant Items Impacting Results	Q1 FY04	Q4 FY03	Q1 FY03

Intangible amortization	$(0.04)	$(0.04)	$(0.03)
Gain (loss) on sale of assets	(0.02)	0.01	N/A
Preferred stock dividends	0.00	(0.04)	N/A
Restructuring charges	0.00	(0.04)	N/A
Discontinued operations	N/A	N/A	(0.01)
Per share impact	$(0.06)	$(0.11)	$(0.04)

Orders for the first quarter were a record $409.1 million, up 19% sequentially and 75% from the year ago quarter.  “This marks our fourth consecutive quarter of book-to-bill ratio equal to or greater than one times.  We are encouraged by the continuation of positive industry trends that began in the fourth quarter of fiscal 2003.  Additionally, the breadth and depth of orders across all major regions and product groups give us an increased comfort level that the trends we are experiencing are not largely attributable to year-end budget spending,” said Mr. Faison.

Sales by geographic mix for the first quarter of fiscal 2004 and fourth quarter of fiscal 2003 include the results of Allen Telecom since its acquisition on July 15, 2003.  Results are presented on a sequential basis for relevant comparisons.

	Q1 FY04	Q4 FY03	% Change	% Of Q1 Total
Region:
Americas	$228.9	$195.9	17%	56%
Europe / Middle East / Africa	124.1	97.9	27	30
Asia Pacific	57.8	51.1	13	14
Total	$410.8	$344.9	19%	100%

Total sales increased 19% sequentially to $410.8 million, driven by higher sales across each major region and most major product groups.  Increased Cable Product sales reflect a 5% increase in unit volume.  Higher sales in Base Station Subsystems were driven by OEMs supporting increased operator capital expenditures for network upgrades and expansion.  Antenna and Wireless Innovation sales increased due primarily to coverage applications for network expansion.  Network Solutions sales were higher than anticipated, but declined as a percentage of total sales.

In the first quarter, Lucent Technologies and AT&T Wireless each accounted for more than 10% of sales.  The top 25 customers represented 70% of total sales in the first quarter compared to 66% in the fourth quarter of 2003.

FIRST QUARTER HIGHLIGHTS

•                  Acquired selected assets of Channel Master LLC, a manufacturer of high volume antennas for professional VSAT, consumer DBS and television accessory markets.

•                  Announced the joint development of an integrated amplifier radio subsystem supporting CDMA2000 and WCDMA 3G air interfaces at multiple frequencies for deployment in Samsung’s V.5 BTS product.

•                  Acquired selected assets of Yantai Fine Cable Company, a manufacturer of high-quality subscriber-access drop cable for the critical last mile in broadband cable TV infrastructure.

•                  Announced an investment in Andes Industries, Inc., and its principal operating subsidiary PCT International, a leading supplier of optical and RF equipment for the broadband cable market.

•                  Sold selected television broadcast assets to Electronics Research, Inc.

“The corporate development activities in the first quarter highlight our long-term growth strategy and financial flexibility.  We will continue to explore opportunities that enable the company to grow faster than the overall market, including the development of integrated products, as well as the rationalization of underperforming or non-strategic assets,” said Mr. Faison.

FIRST QUARTER FINANCIAL SUMMARY

Gross margins were 25.3%, compared with 28.3% in the prior quarter and 28.0% in the year ago quarter.  The decrease in gross margins, which was anticipated, reflects continued start-up costs associated with the Reynosa, Mexico and Brno, Czech Republic manufacturing facilities.  Significant increases in unit volumes for certain new and existing product lines at these locations have had a temporary effect on the company’s ability to complete its restructuring program in the first quarter.  Additionally, gross margins declined as Network Solutions sales represented a lower percentage of total sales in the first quarter.

Research and development expenses were $25.6 million or 6.2% of sales, compared to $25.7 million or 7.4% of sales in the prior quarter and $19.9 million or 7.8% of sales in the year ago quarter.  Sales and administrative expenses were $52.5 million or 12.8% of sales, compared to $47.9 million or 13.9% of total sales in the prior quarter and $36.8 million or 14.5% in the year ago quarter.  Total operating expenses declined as a percentage of sales due primarily to increased sales and the initial effects of the company’s cost savings programs.

Intangible amortization was $9.4 million in the first quarter, compared to $8.2 million in the prior quarter and $3.7 million in the year ago quarter.  The increase in intangible amortization expenses was related to the Allen Telecom acquisition.  It is anticipated that intangible amortization will be approximately $38.0 million in fiscal 2004 and decline to approximately $20.0 million in fiscal 2005.

Included in other income is a $4.5 million pre-tax loss from the sale of selected television broadcast assets, which includes a $4.1 million write-off of goodwill.  Interest expense of $3.9 million increased from $1.1 million in the year ago quarter due to the sale of convertible notes in August 2003.

The company’s effective tax rate for the first quarter was 35.0%, in-line with the prior quarter, and higher than the 30.0% in the year ago quarter due to an increased percentage of domestic taxable income following the Allen Telecom acquisition.

COST SAVINGS UPDATE

“I am pleased with the progress made on our cost savings programs that we anticipate will remove more than $100 million of annual costs in 2005.  We have made substantial progress with the relocation of several product lines into new manufacturing facilities located in Reynosa, Mexico and Brno, Czech Republic.  We anticipate that the majority of restructuring and start-up costs associated with these facilities will be complete during the third quarter of fiscal 2004,” said Mr. Faison.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

Cash and cash equivalents decreased to $220.1 million at December 31, 2003, compared to $286.3 million at September 30, 2003.  Cash and cash equivalents declined due to working capital requirements associated with higher sales, the acquisition of the assets of Channel Master LLC and Yantai Fine Cable Company, a strategic investment in Andes International and its subsidiary, PCT International, capital expenditures related to the company’s two new manufacturing facilities and an $11.9 million reduction of total debt.

Accounts receivables were $379.5 million and days’ sales outstanding (DSOs) were 83 days at December 31, 2003, compared to $326.3 million and 80 days at September 30, 2003.  Inventories were $284.2 million and inventory turns were 4.3x at December 31, 2003, compared to $247.8 million and 4.2x at September 30, 2003.

Total debt outstanding decreased to $308.7 million at December 31, 2003, compared to $319.1 million at September 30, 2003. Total debt to capital decreased to 17.5% at December 31, 2003, compared to 18.3% at September 30, 2003.

Cash flow used in operations was $15.7 million in the first quarter compared to cash flow from operations of $12.7 million in the year ago quarter.  During the quarter, a $7.5 million cash payment was made to improve the funding status of the former Allen Telecom noncontributory defined benefit pension plan.  Capital expenditures were $19.6 million in the first quarter and $9.4 million in the prior year quarter.  Depreciation was $15.2 million in the first quarter compared to $12.7 million in the year ago quarter.

During the quarter, approximately 23,000 shares of outstanding 7.75% convertible preferred stock were converted into 264,000 common shares, leaving approximately 161,000 shares of preferred stock outstanding.  Also during the quarter, the company repurchased 225,000 shares of common stock at an average purchase price of $10.95 per share.  The company has 13.0 million shares that remain available under its authorized share repurchase program.

LITIGATION SETTLEMENT

Subsequent to the close of the first quarter, the company reached a definitive agreement with TruePosition, Inc., to settle pending patent infringement litigation filed against Allen Telecom, Inc., on December 11, 2001, prior to the acquisition by Andrew in July 2003.  The definitive agreement, which settles all patent infringement litigation between the parties, provides for Andrew to pay TruePosition $35 million in cash payments and issue warrants to purchase one million shares of common stock that have a four-year term and a $17.70 exercise price per share.  The parties also agreed to cross-license geolocation-related patents and to provide Andrew with the opportunity to manufacture certain geolocation hardware for TruePosition through October 2006.  The terms of this settlement will be accounted for as an increase to the liabilities assumed in the acquisition of Allen Telecom and should not have a material affect on future operating results.

SECOND QUARTER GUIDANCE

For the second quarter, we expect revenues to range from $350 to $380 million and GAAP earnings per share to range from breakeven to $0.03, including intangible amortization and restructuring costs of approximately $0.04 per share.  Due to on-going start-up costs and the effects of increased unit volumes for certain new and existing product lines at the Reynosa, Mexico and Brno, Czech Republic facilities, we anticipate that gross margins for the second quarter will be relatively flat with the first quarter. We anticipate a normalized tax rate of approximately 35% and basic common shares outstanding of approximately 159.0 million in the second quarter.  Basic shares outstanding exclude any potential dilutive effects of the convertible preferred, convertible notes, stock options and warrants.

“Our second quarter guidance anticipates a less than traditional seasonal decline from the first quarter.  We are encouraged by the positive industry trends that continued throughout the first quarter and we are committed to achieving our fiscal 2005 operating model,” said Mr. Faison.

Attached to this news release are preliminary financial statements for the first quarter ended December 31, 2003.

Conference Call Webcast

Andrew Corporation will host a conference call to discuss its first quarter fiscal 2004 results on Monday, February 2, 2004 at 8:00 a.m. CST.  Interested investors can participate via a live webcast over the Internet at www.andrew.com.  An audio replay of the conference call will be made available for 60 days following the event.

About Andrew

Andrew Corporation (NASDAQ:ANDW - News) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 60 countries.  Andrew (www.andrew.com), headquartered in Orland Park, IL, is an S&P 500 company founded in 1937.

Forward Looking Statements

Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in international exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars In thousands, except per share amounts)

	Three Months Ended December 31
	2003	2002

Sales	$410,771	$254,526
Cost of products sold	306,702	183,313
Gross Profit	104,069	71,213

Operating Expenses
Research and development	25,623	19,899
Sales and administrative	52,493	36,814
Intangible amortization	9,421	3,682
Restructuring	694	79
	88,231	60,474

Operating Income	15,838	10,739

Other
Interest expense	3,887	1,060
Interest income	(749)	(323)
Loss on sale of Broadcast assets	4,511	—
Other (income) expense, net	1,850	520
	9,499	1,257
Income from Continuing Operations Before Income Taxes	6,339	9,482

Income Taxes	2,219	2,845
Income from Continuing Operations	4,120	6,637

Discontinued Operations, net of tax benefit	—	570

Net Income	4,120	6,067

Preferred Stock Dividends	315	—

Net Income Available to Common Shareholders	$3,805	$6,067

Basic and Diluted Income per Share from Continuing Operations	$0.02	$0.07
Basic and Diluted Net Income per Share	$0.02	$0.06

Average Shares Outstanding
Basic	158,345	98,285
Diluted	158,642	98,288

Orders Entered	409,065	234,162
Total Backlog	332,077	166,593

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31 2003	September 30 2003
ASSETS
Current Assets
Cash and cash equivalents	$220,116	$286,269
Accounts receivable, less allowances (Dec. 2003 - $11,472; Sept. 2003 - $10,662)	379,495	326,282
Inventories	284,190	247,750
Other current assets	36,457	29,131
Total Current Assets	920,258	889,432

Other Assets
Goodwill	828,295	821,398
Intangible assets, less amortization	90,814	93,086
Other assets	54,526	50,398

Property, Plant, and Equipment
Land and land improvements	23,671	20,926
Buildings	126,004	116,038
Equipment	480,749	469,296
Allowance for depreciation	(401,639)	(387,341)
	228,785	218,919
TOTAL ASSETS	$2,122,678	$2,073,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Notes payable	$247	$284
Accounts payable	166,432	124,646
Accrued expenses and other liabilities	74,965	58,893
Compensation and related expenses	42,806	52,255
Restructuring	15,070	20,414
Current portion of long-term debt	14,236	17,466
Total Current Liabilities	313,756	273,958

Deferred liabilities	60,559	73,941
Long-term debt, less current portion	294,222	301,364

STOCKHOLDERS’ EQUITY
Redeemable convertible preferred stock (par value, $50 a share: 160,814 shares outstanding Dec. 2003 and 183,720 shares outstanding Sept. 2003)	8,041	9,186
Common stock (par value, $.01 a share: 400,000,000 shares authorized: 160,900,657 shares issued in Dec. 2003 and Sept. 2003, including treasury)	1,609	1,609
Additional paid-in capital	648,119	649,667
Accumulated other comprehensive loss	13,616	(14,115)
Retained earnings	809,240	805,435
Treasury stock, at cost (2,493,662 shares in Dec. 2003; 2,608,290 shares in Sept. 2003)	(26,484)	(27,812)
	1,454,141	1,423,970
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,122,678	$2,073,233

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended December 31
	2003	2002

Cash Flows from Operations
Net Income	$4,120	$6,067

Adjustments to Net Income
Depreciation	15,219	12,711
Amortization	9,421	3,682
Other	(90)	(97)
Restructuring and Discontinued Operations
Restructuring costs	(8,609)	(2,153)
Discontinued operations, net of taxes	—	3,067
Change in Operating Assets / Liabilities
(Increase) / Decrease in accounts receivable	(38,863)	5,069
(Increase) in inventories	(26,646)	(6,375)
(Increase) / Decrease in other assets	(4,638)	6,721
Increase / (Decrease) in accounts payable and other liabilities	34,420	(16,037)
Net Cash From (Used for) Operations	(15,666)	12,655

Investing Activities
Capital expenditures	(19,573)	(9,432)
Acquisition of businesses, net of cash acquired	(23,227)	(114)
Decrease (Increase) in long-term investments	(6,500)	—
Proceeds from sale of businesses and investments	3,000	3,508
Proceeds from sale of property, plant and equipment	549	388
Net Cash Used for Investing Activities	(45,751)	(5,650)

Financing Activities
Long-term debt (payments) borrowings, net	(11,691)	(4,350)
Notes payable (payments) borrowings, net	(174)	(19,526)
Preferred stock dividends	(315)	—
Payments to acquire treasury stock	(2,472)	—
Stock purchase and option plans	636	56
Net Cash Used for Financing Activities	(14,016)	(23,820)

Effect of exchange rate changes on cash	9,280	3,368

Decrease for the Period	(66,153)	(13,447)
Cash and Equivalents at Beginning of Period	286,269	84,871
Cash and Equivalents at End of Period	$220,116	$71,424